Exhibit 5.1

September 27, 2024

JPMorgan Chase & Co.

383 Madison Avenue

New York, New York 10179

Re: 2,000,000 Shares of Common Stock of JPMorgan Chase & Co.

Ladies and Gentlemen:

We have acted as counsel to JPMorgan Chase & Co., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of the proposed offering and sale of up to 2,000,000 shares (the “Shares”) of common stock, $1.00 par value per share, of the Company (“Common Stock”), covered by the Registration Statement on Form S-3 (Reg. No. 333-263304) (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “SEC”) on March 4, 2022, for the proposed offering by the Company of Common Stock through the JPMorgan Chase & Co. Dividend Reinvestment Plan (the “Plan”).

In connection with this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of (i) the Registration Statement and the prospectus included therein, (ii) the prospectus supplement dated September 27, 2024, relating to the Shares (the “Prospectus Supplement”), (iii) the Restated Certificate of Incorporation of the Company as amended by the Amendment to the Restated Certificate of Incorporation of the Company effective June 7, 2013, (iv) the By-laws of the Company, as amended, effective September 19, 2023, (v) certain resolutions of the Company’s Board of Directors relating to the registration, sale, and issuance of the Shares and the approval of the Plan, (vi) the Plan, and (vii) such other documents, records, and other instruments as we have deemed appropriated for purposes of the opinion set forth herein.

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile, or photostatic copies, and the authenticity of the originals of all documents submitted to us as copies.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized by the Company and, when issued by the Company and delivered by the Company, in the manner contemplated by the Plan, will be validly issued, fully paid, and non-assessable.

The opinions expressed herein are limited to the laws of the State of Delaware, and we express no opinion with respect to the laws of any other state or jurisdiction. Furthermore, we express no opinion on any matter covered by the “blue sky” or securities laws of any state or foreign jurisdiction.

This opinion letter is effective as of the date hereof. We do not assume responsibility for updating this opinion letter as of any date subsequent to its date, and we assume no responsibility for advising you of any changes with respect to any matters described in this opinion letter that may occur, or facts that may come to our attention, subsequent to the date hereof.

We hereby consent to the filing of this opinion letter with the SEC as an exhibit to a Current Report on Form 8-K to be filed with the SEC (and its incorporation by reference into the Registration Statement) in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act and to the reference to us under the caption “Legal Opinions” in the Prospectus Supplement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder. In rendering this opinion letter, we are opining only as to the specific legal issues expressly set forth herein, and no opinion shall be inferred as to any other matter or matters.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP